Exhibit 99.1

Mayo Clinic preparing to Commence Phase II FDA clinical trial for the treatment of COVID-19 with Vicromax™

●	Broad Spectrum Antiviral Produced by ViralClear Pharmaceuticals, Inc., a subsidiary of BioSig Technologies, Inc.
●	IND filing with FDA expected in coming weeks with study initiation targeted for May 2020
●	Recently published in-vitro data demonstrated that Vicromax™ decreased viral production of SARS-CoV-2 by over 98%

Westport, CT, April 16, 2020 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (NASDAQ: BSGM) today announced that its subsidiary ViralClear Pharmaceuticals, Inc. updated its clinical development program for Vicromax™ (merimepodib, or MMPD) as a treatment for COVID-19.

Under the terms of a new agreement, the Phase II clinical trial will be conducted at Mayo Clinic under the leadership of Andrew D. Badley, M.D., Professor and Chair of Department of Molecular Medicine and the Enterprise Chair of COVID-19 Task Force.

The study will be a randomized, placebo-controlled trial. Data from the Phase II trial is expected within three months.

“This trial is a part of our commitment to accelerate discoveries related to the SARS-CoV-2 virus and the disease it causes, COVID-19,” says Andrew D. Badley, M.D., infectious disease expert, chair of the COVID-19 Research Task Force at Mayo Clinic.

“Evaluating efficacy of Vicromax ™ (MMPD) in patients is a top priority, and we are pleased that Mayo Clinic agreed to work with us on this critically important mission,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc.

“Over the past few weeks we worked very closely with Dr. Badley to understand the optimal mechanism of a trial which would not be disruptive to those on the frontline of the pandemic and would allow the industry to generate clinically relevant data. We are optimistic that Vicromax™ as a host-directed therapy will become a significant tool within the multi-faceted and rapidly-evolving COVID-19 standard of care,” commented Jerome Zeldis, M.D., Ph.D, Executive Chairman of ViralClear Pharmaceuticals, Inc.

About Vicromax(tm) (merimepodib)

Anti-viral candidate merimepodib (MMPD) targets RNA-dependent polymerases. The molecule has shown activity against a broad spectrum of RNA viruses and has demonstrated satisfactory safety data from over 300 patients treated for hepatitis C. Recently, the Company published first pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch. A manuscript titled “The IMPDH inhibitor merimepodib suppresses SARS-COV-2 replications” was authored by Natalya Bukeryeva, Emily K. Mantlo, Rachel A. Sattler, Cheng Huang, Slododan Paessler, DVM, Ph.D of the UTMB Galveston National Laboratory and Jerome Zeldis, M.D., Ph.D of ViralClear. In-vitro studies referenced in the manuscript demonstrated that merimepodib decreased viral production by over 98%.

About BioSig Technologies, Inc.
BioSig Technologies (Nasdaq: BSGM) is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About ViralClear Pharmaceuticals, Inc.

BioSig’s subsidiary ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical to treat COVID-19. Vicromax(tm) is intended to be an orally administered, broad-spectrum anti-viral agent that has demonstrated strong activity against COVID-19 in cell cultures in laboratory testing. The product candidate has completed twelve (12) Phase I andPhase II trials in other indications.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133